As filed with the Securities and Exchange Commission on January 4, 2005

Registration No. 333-121469
Post-Effective Amendment No. 2
    to Registration No. 333-113756

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

Pre-Effective Amendment No. 1 to

FORM S-3
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

and

Post-Effective Amendment No. 2 to

FORM S-3
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

THE RYLAND GROUP, INC.

(Exact name of registrant as specified in its charter)
(Co-registrants are listed on the following page)

Maryland (State or other jurisdiction of incorporation or organization)	52-0849948 (I.R.S. employer Identification number)

24025 Park Sorrento, Suite 400
Calabasas, California 91302
(818) 223-7500
(Address of principal executive offices, including zip code, and telephone number, including area code, of registrants)

Timothy J. Geckle, Esquire
Senior Vice President and General Counsel
The Ryland Group, Inc.
24025 Park Sorrento, Suite 400
Calabasas, California 91302
(818) 223-7500
(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:
R.W. Smith, Jr., Esquire
DLA Piper Rudnick Gray Cary US LLP
6225 Smith Avenue
Baltimore, Maryland 21209
(410) 580-3000

     Approximate date of commencement of proposed sale to the public: From time to time after this registration statement becomes effective. If the only securities being registered on this form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. ☐

     If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, please check the following box. ☒

     If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

     If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

     If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. ☐

CALCULATION OF REGISTRATION FEE

		Proposed Maximum	Proposed Maximum
Title of Each Class of Securities	Amount	Offering Price Per	Aggregate	Amount of
To Be Registered	To Be Registered (1)	Share (1)	Offering Price (2)(3)	Registration Fee
Debt Securities (3)
Common Stock, par value $1.00 (3) (4)
Preferred Stock, par value $1.00 (3)
Depositary Shares (3)
Warrants (3)(5)
Stock Purchase Units (3)
Stock Purchase Contracts (3)
Guarantees of Debt Securities (6)
Total			$350,000,000	$0	(7)(8)(9)

(1)	Not applicable pursuant to Form S-3 General Instruction II(D).

(2)	These figures are estimates made solely for the purpose of calculating the registration fee pursuant to Rule 457(o). If any debt securities are issued at an original issue discount, such greater principal amount as shall result in an aggregate initial offering price equal to the amount to be registered. If any debt securities are issued with a principal amount denominated in a foreign currency or composite currency, such principal amount as shall result in an aggregate initial offering price equivalent thereto in U.S. dollars at the time of initial offering.

(3)	In addition to the securities issued directly under this registration statement, we are registering an indeterminate number of shares of common stock, preferred stock and depositary shares as may be issued upon conversion or exchange of the securities issued directly under this registration statement. No separate consideration will be received for any shares of common stock, preferred stock or depositary shares so issued upon conversion or exchange.

(4)	Common stock being registered hereby includes associated Common Share Purchase Rights, which initially are attached to and trade with the shares of the registrant’s common stock. Value attributable to such rights, if any, is reflected in the market price of the common stock.

(5)	Includes warrants to purchase debt securities, warrants to purchase common stock and warrants to purchase preferred stock.

(6)	No separate consideration will be received for the guarantees. Pursuant to Rule 457(r) no separate fee for the guarantees is required.

(7)	Pursuant to Rule 429, the combined prospectus in this registration statement also covers the $100,000,000 of securities carried forward under Registration No. 333-100167 filed by the registrant on September 27, 2002. The filing fee previously paid with respect to the carried forward securities was $9,200, which amount is being applied against the amount of the registration fee in connection with this registration statement in accordance with Rule 457(p).

(8)	Pursuant to Rule 429, the combined prospectus in this registration statement also covers the $250,000,000 of securities carried forward under Registration No. 333-113756 filed by the registration on March 19, 2004. The filing fee previously paid with respect to the carried forward securities was $31,675, which amount is being applied against the amount of the registration fee in connection with this registration statement in accordance with Rule 457(p).

(9)	A registration fee of $320 was previously paid in connection with the initial filing of this registration statement.

     Pursuant to Rule 429 under the Securities Act, the prospectus contained in this registration statement is a combined prospectus which also applies to our Registration Statement Nos. 333-100167 and 333-113756. This registration statement also constitutes a post-effective amendment of the Prior Registration Statements.

Jurisdiction of
Exact name of co-registrant	incorporation or	I.R.S.
as specified in its charter	organization	Employer Identification No.
Convest Management Corporation	Delaware	52-152995
Moore’s Orchard, LLC	Maryland	52-2306873
RH at Emory Grove, LLC	Maryland	41-2069948
RH at Mount Hebron, LLC	Maryland	52-2293789
RH Builders of Indiana, Inc.	Indiana	35-1969234
RH Investment of Indiana, Inc.	Indiana	35-1969241
RH of Indiana, L.P.	Indiana	35-1968182
RH of Maryland, LLC	Maryland	59-2204006
RH of Texas Limited Partnership	Maryland	74-2664253
RH Organization, Inc.	California	95-4868585
Ryland Communities, Inc.	Florida	59-1741950
Ryland Golf Course At The Colony, Inc.	California	52-2201187
Ryland Homes Investment-Texas, Inc.	Maryland	52-1816608
Ryland Homes Nevada, LLC	Delaware	81-0600913
Ryland Homes of Texas, Inc.	Texas	75-2473699
Ryland Homes of Arizona, Inc.	Arizona	86-0785389
Ryland Homes of California, Inc.	Delaware	95-2635472
Ryland Organization Company	California	95-4868586
Ryland Ventures, Inc.	Maryland	52-1624303
Ryland Ventures II, Inc.	Maryland	52-2243024
Ryland Ventures III, Inc.	Maryland	52-1733016
Ryland Ventures IV, Inc.	Maryland	95-4869155
The Regency Organization, Inc.	Florida	59-2367217
The Ryland Corporation	California	95-4868582

The address, including zip code, of the principal executive offices of each of the additional registrants listed above is: 24025 Park Sorrento, Suite 400, Calabasas, California 91302 and the telephone number, including area code, at that address is (818) 223-7500.

[TO BE INSERTED VERTICALLY ALONG LEFT MARGIN OF COVER PAGE OF PROSPECTUS]

The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

SUBJECT TO COMPLETION, DATED JANUARY 4, 2005

$350,000,000

THE RYLAND GROUP, INC.

DEBT SECURITIES
COMMON STOCK
PREFERRED STOCK
DEPOSITARY SHARES
STOCK PURCHASE UNITS
STOCK PURCHASE CONTRACTS
WARRANTS TO PURCHASE DEBT SECURITIES,
COMMON STOCK OR PREFERRED STOCK
GUARANTEES OF DEBT SECURITIES

     We will provide the specific terms for each of these securities in supplements to this prospectus. You should read carefully this prospectus and any supplement before you invest.

     Our common stock is listed on the New York Stock Exchange under the symbol “RYL.”

     You should carefully consider the risk factors beginning on page 5 of this prospectus before purchasing any of the securities offered by this prospectus.

     This prospectus may not be used to complete sales of securities unless it is accompanied by a prospectus supplement.

     Neither the SEC nor any state securities commission has approved or disapproved of these securities, or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is                                     , 2005.

SUMMARY

     This summary highlights information from this prospectus. Because this is a summary, it may not contain all the information you should consider before investing in the securities we are offering. You should read this entire prospectus and any supplement carefully. You should also read the documents listed below in “How to Obtain More Information” for information about us and our financial statements.

Ryland

          We are one of the nation’s largest homebuilders and mortgage-finance companies. We have building operations in 27 markets across the U.S. We have built more than 230,000 homes. Our mortgage company has provided mortgage-financing and related services for more than 195,000 homebuyers. Our operations span the significant aspects of the home-buying process – from design, construction and sale of single-family homes to mortgage financing, title insurance, settlement, escrow and homeowners insurance brokerage services. We believe our geographic diversity, financial strength, decentralized operating structure and market-proven strategies are critical elements of our success. Together, they enhance our ability to take advantage of growth opportunities and provide maximum value for homebuyers in a variety of markets.

          We are a Maryland corporation. Our headquarters are located at 24025 Park Sorrento, Suite 400, Calabasas, California 91302. Our telephone number is (818) 223-7500. Our website is www.ryland.com. Information contained on our website is not a part of, and is not incorporated into, this prospectus.

Securities We May Offer

     This prospectus is part of three registration statements (Nos. 333-100167, 333-113756 and 333-121469) that we filed with the SEC using a “shelf” registration process. Under this shelf process, we may offer, from time to time, in one or more offerings:

•	our debt securities, which may be guaranteed by certain of our homebuilding subsidiaries;

•	shares of our common stock;

•	shares of our preferred stock;

•	shares of our preferred stock represented by depositary shares;

•	stock purchase units or stock purchase contracts; or

•	warrants to purchase our debt securities, common stock or preferred stock.

     The total offering price of these securities will not exceed $350,000,000. This prospectus provides you with a general description of the securities we may offer. Each time we offer securities, we will provide you with a prospectus supplement that will describe the specific amounts, prices and terms of the securities we offer. The prospectus supplement also may add, update or change information contained in this prospectus.

     We may sell the securities to or through underwriters, dealers or agents or directly to purchasers. We and our agents reserve the sole right to accept and to reject in whole or in part any proposed purchase of securities. The prospectus supplement, which we will provide to you each time we offer securities, will provide the names of any underwriters, dealers or agents involved in the sale of the securities, and any applicable fee, commission or discount arrangements with them. See “Plan of Distribution.”

Debt Securities

     We may offer unsecured general obligations of our company, which may be senior debt securities, subordinated debt securities or convertible debt securities. The senior debt securities will have the same rank as all our other unsecured, unsubordinated debt. The subordinated debt securities will be entitled to payment only if all payments due under our senior indebtedness, including any outstanding senior debt securities, have been made. Some or all of the co-registrants under the registration statements of which this prospectus forms a part, which are substantially all of our wholly-owned homebuilding subsidiaries, may guarantee the payment of debt securities issued under this prospectus. We will provide the specific terms of the guarantee in a prospectus supplement.

     The debt securities will be issued under an indenture between us and the trustee or trustees we name in the prospectus supplement. We have summarized certain general features of the debt securities from the indentures, which are or will be exhibits to the registration statement of which this prospectus is a part. We encourage you to read the indentures and our recent periodic and current reports that we file with the SEC. We provide directions on how to obtain copies of these reports under “How to Obtain More Information.”

Common Stock

     We may issue our common stock, $1.00 par value per share. Holders of common stock are entitled to one vote per share on all matters submitted to a vote of stockholders. Holders of common stock are entitled to receive dividends declared by our board of directors, subject to the rights of preferred stockholders.

Preferred Stock and Depositary Shares

     We may issue our preferred stock, $1.00 par value per share, in one or more series. Our board of directors will determine the dividend, voting, conversion and other rights of the series being offered and the terms and conditions of its offering and sale. We may also issue fractional shares of preferred stock that will be represented by depositary shares and depositary receipts.

Stock Purchase Units and Stock Purchase Contracts

     We may issue stock purchase units and stock purchase contracts, including contracts obligating holders to purchase from us, and us to sell to the holders, a specified number of shares of common stock or preferred stock at a future date or dates. We may determine the price of shares of common stock or preferred stock at the time we issue the stock purchase contracts or the price may be determined by referring to a specific formula described in the stock purchase contracts. We may issue the stock purchase contracts separately or as a part of stock purchase units consisting of a stock purchase contract and debt securities, preferred stock or debt obligations of third parties, including U.S. Treasury securities, which secure the holders’ obligations to purchase the common stock or preferred stock under the stock purchase contracts. The stock purchase contracts may require us to make periodic payments to the holders of the stock purchase units or vice versa. These payments may be unsecured or prefunded on some basis. The stock purchase contracts may require holders to secure their obligations in a specified manner.

Warrants

     We may issue warrants to purchase our debt securities, common stock or preferred stock. The applicable prospectus supplement will describe the details of the warrants.

HOW TO OBTAIN MORE INFORMATION

     We file annual, quarterly and special reports, proxy statements and other information with the SEC under the Exchange Act. The Exchange Act file number for our SEC filings is 1-8029. You may read any document we file at the SEC’s public reference room, Room 1024 at Judiciary Plaza, 450 Fifth Street, NW, Washington, D.C. 20549. Please call the SEC toll free at 1-800-SEC-0330 for information about its public reference room. We file information electronically with the SEC. Our SEC filings are available from the SEC’s Internet site at http://www.sec.gov, which contains reports, proxy and information statements and other information regarding issuers that file electronically.

     We have filed with the SEC three registration statements on Form S-3 and related exhibits under the Securities Act. This prospectus does not contain all of the information in the registration statements. We have omitted parts of the registration statements, as permitted by the rules and regulations of the SEC. You may inspect the registration statements, including exhibits, at the SEC’s public reference facilities or Internet site. Our statements in this prospectus about the contents of any contract or other document are not necessarily complete. You should refer to the copy of each contract or other document we have filed as an exhibit to the registration statements for complete information.

     The SEC allows us to “incorporate by reference” the information we file with it, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be part of this prospectus, and information in documents that we file later with the SEC will automatically update and supersede information in this prospectus. We incorporate by reference the documents listed below and any future filings we will make with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act until this offering is completed:

•	Our Annual Report on Form 10-K for the year ended December 31, 2003, as amended.

•	Our Quarterly Reports on Form 10-Q for the quarters ended March 31, 2004, June 30, 2004 and September 30, 2004.

•	Our Current Reports on Form 8-K filed on December 8, 2004, December 20, 2004 and December 23, 2004 (Items 3.03 and 9.01).

•	The description of our common stock contained in our Registration Statement on Form 8-A filed pursuant to the Exchange Act.

     We will provide copies of these documents, other than exhibits, free of charge, to any person who receives this prospectus. To request a copy, you should contact our corporate secretary at our headquarters which are located at 24025 Park Sorrento, Suite 400, Calabasas, California 91302, telephone number (818) 223-7500.

     In addition, we filed Current Reports on Forms 8-K dated January 8, 2004, January 21, 2004, April 21, 2004, June 16, 2004, July 21, 2004, October 20, 2004 and December 23, 2004 (Items 7.01 and 9.01) which we do not incorporate by reference in this prospectus. Pursuant to General Instruction B.2. to Form 8-K, the information furnished in each of those Current Reports shall not be deemed “filed” for the purposes of Section 18 of the Exchange Act or otherwise subject to the liabilities of that section and shall not be deemed to be incorporated by reference in this prospectus or any other filing under the Securities Act or the Exchange Act.

     We furnish our stockholders with annual reports that contain audited financial statements.

     You should rely only on the information incorporated by reference or provided in this prospectus or any prospectus supplement. We have not authorized anyone else to provide you with different information. You should not assume that the information in this prospectus or any prospectus supplement is accurate after the date on the front of the document.

RATIO OF EARNINGS TO FIXED CHARGES

     The following table sets forth our ratio of earnings to fixed charges for the nine months ended September 30, 2004 and each of the last five years ended December 31.

	Nine Months
	Ended	Year Ended December 31,
	September
	30, 2004	2003	2002	2001	2000	1999
Ratio of earnings to fixed charges	8.39	7.99	6.36	4.50	2.87	2.81

     The ratio of our earnings to fixed charges is computed on a consolidated basis, which includes the earnings and fixed charges of Ryland Mortgage Company and subsidiaries and our limited-purpose subsidiaries. For purposes of computing the ratio of earnings to fixed charges, earnings represent earnings from continuing operations before income taxes plus fixed charges. Fixed charges include interest on indebtedness (whether expensed or capitalized), amortization of debt discounts and premiums and the portion of rent expense we believe to be representative of interest.

USE OF PROCEEDS

     Except as described in an accompanying prospectus supplement, we expect to use the net proceeds from the sale of the securities for general corporate purposes, which may include, among other things:

•	working capital;

•	capital expenditures;

•	acquisitions;

•	stock repurchases; and

•	the repayment of outstanding indebtedness.

     When we offer a particular series of securities, the prospectus supplement relating to that offering will describe the intended use of the net proceeds received from that offering. Pending the use of the net proceeds, we expect to invest the proceeds in short-term interest-bearing instruments or other debt securities.

RISK FACTORS

     You should carefully consider the following risk factors and the other information in this prospectus and any supplement before investing in our securities.

If real estate and economic conditions deteriorate, our revenue may decrease.

     We are significantly affected by the cyclical nature of the homebuilding industry. This industry is sensitive to fluctuations in economic activity, interest rates and levels of consumer confidence. The effects of these fluctuations differ among the various geographic markets in which we operate. Higher interest rates may affect the ability of buyers to qualify for mortgage financing and decrease demand for new homes. As a result, rising interest rates generally will decrease our home sales and mortgage originations. Sales of new homes are also affected by market conditions for resale homes and rental properties. Our business is also affected by local economic conditions, such as employment rates and housing demand in the markets in which we build homes. Some of the markets in which we operate have at times in the past experienced a significant decline in housing demand. We cannot assure you that declines will not occur in the future.

     Inventory risk can be substantial for homebuilders like us. The market value of our land, building lots and housing inventories fluctuates significantly as a result of changing market and economic conditions. In addition, inventory carrying costs can be significant and can result in losses in poorly performing projects or markets. In the event of significant changes in economic or market conditions, we may dispose of community inventories on a bulk or other basis which may result in a loss. In the course of our business, we must continuously seek and make acquisitions of land for expansion into new markets, as well as for replacement and expansion of land inventory within our current markets. Although we employ various measures, including our land approval process and continued review by senior management designed to manage inventory risks, we cannot assure you that these measures will enable us to avoid or eliminate our inventory risk.

     The homebuilding industry has from time to time experienced significant difficulties, including: shortages of qualified trades people; reliance on local subcontractors who may be inadequately capitalized; shortages of materials; and volatile increases in the cost of materials, particularly increases in the price of lumber, drywall and cement, which are significant components of home construction costs.

     As a result of all of the foregoing, in the future, potential customers may be less willing or able to buy our homes, or we may take longer or incur more costs to build them. We may not be able to recapture increased costs by raising prices in many cases because we fix our prices in advance of delivery by signing home sales contracts. In addition, some homebuyers may cancel or not honor their home sales contracts altogether.

If interest rates rise, then our business may decline.

     Interest rates can significantly affect our lines of business. The level and expected direction of interest rates can adversely affect the sales of new homes, the profitability of sales, the rate of mortgage originations and refinancings and the value of and interest spread earned on mortgage-backed securities held-for-sale. Any of these could have an adverse impact on our results of operations or financial position.

Because our industry is highly competitive, others may be more successful at homebuilding and cause our business to decline.

     The residential housing industry is highly competitive. We compete in each of our markets with a large number of national, regional and local homebuilding companies. Some of these companies are larger than we are and have greater financial resources. In addition, the general increase in the availability of capital and financing in recent years has made it easier for both large and small homebuilders to expand and enter new markets and has increased competition. This competition could make it more difficult to acquire suitable land at acceptable prices, force us to increase selling incentives or lower our sales per community. Any of these could have an adverse impact on our results of operations. We also compete with other housing alternatives, including existing homes and rental housing. Principal competitive factors in homebuilding are home price, design, quality, reputation, relationship with developers, accessibility of subcontractors, availability and location of lots and availability of customer financing.

     Our financial services segment competes with other mortgage bankers to arrange financing for home buyers and refinancing customers. Principal competitive factors include interest rates and other features of mortgage loan products available to the consumer.

Because our business is subject to various regulatory and environmental limitations, we may not be able to conduct our business as planned.

     Our homebuilding segment is subject to various local, state and federal statutes, ordinances, rules and regulations concerning zoning, building design, construction and similar matters. These include local regulations which impose restrictive zoning and density requirements in order to limit the number of homes that can be built within the boundaries of a particular area. We may also experience periodic delays in homebuilding projects due to building moratoria in any of the areas in which we operate. Generally, moratoria relate to insufficient water or sewage facilities or inadequate roads or local services.

     We are also subject to a variety of local, state and federal statutes, ordinances, rules and regulations concerning the protection of health and the environment. We are subject to a variety of environmental conditions that can affect our business and homebuilding projects. The particular environmental laws which apply to any given homebuilding site vary greatly according to the site’s location, environmental condition and the present and former uses of the site, and adjoining properties. Environmental laws and conditions may result in delays, may cause us to incur substantial compliance and other costs, and can prohibit or severely restrict homebuilding activity in certain environmentally sensitive regions or areas.

     Our financial services segment is subject to the rules and regulations of HUD, FHA, VA, FNMA and FHLMC with respect to originating, processing, selling and servicing mortgage loans. In addition, there are other federal and state statutes and regulations affecting these activities. These rules and regulations, among other things, prohibit discrimination and establish underwriting guidelines which include provisions for inspections and appraisals, require credit reports on prospective borrowers and fix maximum loan amounts. We are required to submit audited financial statements annually, and each regulatory entity has its own financial requirements. Our affairs are also subject to examination by these regulatory agencies at all times to assure compliance with applicable regulations, policies and procedures. Mortgage origination activities are subject to the Equal Credit Opportunity Act, Federal Truth-in-Lending Act and Real Estate Settlement Procedures Act and the associated regulations which prohibit discrimination and require the disclosure of certain information to mortgagors concerning credit and settlement costs.

Natural disasters may have a significant impact on our business.

     The climates and geology of many of the states in which we operate present increased risks of natural disasters. To the extent that hurricanes, severe storms, earthquakes, droughts, floods, wildfires or other natural disasters or similar events occur, our business in those states may be adversely affected. For example, the four hurricanes that hit Florida in 2004 impacted our closings and delivery dates and customer service for some of our Florida divisions.

The rights of holders of any subordinated securities will be junior to our existing indebtedness and possibly all of our future borrowings.

     We will be required to pay all of our senior indebtedness in full before we pay any of our subordinated indebtedness. At September 30, 2004, our senior debt was $440.0 million. In the event of any payment or distribution of assets in any dissolution, insolvency, bankruptcy or other similar proceeding, we will be required to pay our senior debt in full before we make any payment to holders of our subordinated securities. In the event of our dissolution, insolvency or bankruptcy, holders of subordinated securities may recover less, ratably, than holders of our senior indebtedness and other creditors, or may recover nothing.

     Our financial services segment and a significant portion of our homebuilding operations are conducted through subsidiaries. Our right to receive assets of these subsidiaries upon the liquidation or recapitalization of any subsidiaries will be subject to the claims of the subsidiaries’ creditors, except to the extent that we are recognized as a creditor of the subsidiary. If we are recognized as a creditor, our claims would still be subject to any security interests in the assets of the subsidiary and any indebtedness of the subsidiary senior to its indebtedness to us. At September 30, 2004, we had outstanding $11.3 million of financial services subsidiary debt and $6.1 million of non-recourse limited-purpose subsidiary debt. All of this debt is structurally senior to any of our subordinated debt securities.

Because this prospectus contains forward-looking statements, it may not prove to be accurate.

     This prospectus and the documents we incorporate by reference contain forward-looking statements. We generally identify forward-looking statements using words like “believe,” “intend,” “expect,” “may,” “should,” “plan,” “project,” “contemplate,” “anticipate,” “target,” “estimate,” “foresee,” “goal,” “likely,” “will” or similar statements. We base these statements on our beliefs as well as assumptions we made using information currently available to us. Because these statements reflect our current views concerning future events, these statements involve risks, uncertainties and assumptions. Actual results may differ significantly from the results discussed in these forward-looking statements. We do not undertake to update our forward-looking statements or risk factors to reflect future events or circumstances.

GENERAL DESCRIPTION OF SECURITIES

     We may offer debt securities, shares of common stock, shares of preferred stock, depositary shares, stock purchase units, stock purchase contracts or warrants to purchase debt securities, common stock or preferred stock, or any combination of the foregoing, either individually or as units consisting of one or more securities. We may offer up to $350,000,000 of securities under this prospectus. If securities are offered as units, we will describe the terms of the units in a prospectus supplement.

DESCRIPTION OF DEBT SECURITIES

     We may offer any combination of senior debt securities or subordinated debt securities. Debt securities are unsecured general obligations. Senior debt securities rank above all subordinated indebtedness and equal to all other indebtedness outstanding on the date of the prospectus supplement. Subordinated debt securities rank in right of payment below all other indebtedness outstanding at or after the time issued, unless the other indebtedness provides that it is not senior to the subordinated debt.

     We may issue the senior debt securities and the subordinated debt securities under separate indentures between us, as issuer, and the trustee or trustees identified in the prospectus supplement. Any senior debt securities may be issued under an indenture dated as of June 28, 1996 between us and JPMorgan Chase Bank, N.A., as trustee. Any subordinated debt securities may be issued under an indenture dated as of June 12, 2001 between us and SunTrust Bank, as trustee. A copy of each type of indenture is filed as an exhibit to the registration statements of which this prospectus is a part. A prospectus supplement will describe the particular terms of any debt securities we may offer.

     The following summaries of the debt securities and the indentures are not complete. We urge you to read the indentures and the description of the debt securities included in the prospectus supplement.

General

     We may issue an unlimited principal amount of debt securities in separate series. We may specify a maximum aggregate principal amount for the debt securities of any series. The debt securities will have terms that are consistent with the indentures. Unless otherwise specified in the prospectus supplement, senior debt securities will be unsecured and unsubordinated obligations and will rank equal with all our other unsecured and unsubordinated debt. Subordinated debt securities will be paid only if all payments due under our senior indebtedness, including any outstanding senior debt securities, have been made.

     The indentures might not limit the amount of other debt that we may incur and might not contain financial or similar restrictive covenants. The indentures might not contain any provision to protect holders of debt securities against a sudden or dramatic decline in our ability to pay our debt.

     The prospectus supplement will describe the debt securities and the price or prices at which we will offer the debt securities. The description will include:

•	the title of the debt securities;

•	any limit on the aggregate principal amount of the debt securities or the series of which they are a part;

•	the person to whom any interest on a debt security of the series will be paid;

•	the date or dates on which we must pay the principal;

•	the rate or rates at which the debt securities will bear interest, if any, the date or dates from which interest will accrue, and the dates on which we must pay interest;

•	the place or places where we must pay the principal and any premium or interest on the debt securities;

•	the terms and conditions on which we may redeem any debt security, if at all;

•	any obligation to redeem or purchase any debt securities, and the terms and conditions on which we must do so;

•	the denominations in which we may issue the debt securities;

•	the manner in which we will determine the amount of principal of or any premium or interest on the debt securities;

•	the currency in which we will pay the principal of and any premium or interest on the debt securities;

•	the principal amount of the debt securities that we will pay upon declaration of acceleration of their maturity;

•	the amount that will be deemed to be the principal amount for any purpose, including the principal amount that will be due and payable upon any maturity or that will be deemed to be outstanding as of any date;

•	if applicable, that the debt securities are defeasible;

•	if applicable, the terms of any right to convert debt securities into, or exchange debt securities for, shares of common stock or other securities or property;

•	whether we will issue the debt securities in the form of one or more global securities and, if so, the respective depositaries for the global securities and the terms of the global securities;

•	the subordination provisions that will apply to any subordinated debt securities;

•	any addition to or change in the events of default applicable to the debt securities and any change in the right of the trustee or the holders to declare the principal amount of any of the debt securities due and payable; and

•	any addition to or change in the covenants in the indentures.

     We may sell the debt securities at a substantial discount below their stated principal amount. We will describe U.S. federal income tax considerations, if any, applicable to debt securities sold at an original issue discount in the prospectus supplement. An “original issue discount security” is any debt security that provides for an amount less than the principal amount to be due and payable upon the declaration of acceleration of the maturity under the terms of the applicable indenture. The prospectus supplement relating to any original issue discount securities will describe the particular provisions relating to acceleration of the maturity upon the occurrence of an event of default. In addition, we will describe U.S. federal income tax or other considerations applicable to any debt securities that are denominated in a currency or unit other than U.S. dollars in the prospectus supplement.

Guarantees

     Each prospectus supplement will describe, as to the debt securities to which it relates, any guarantees by our direct and indirect homebuilding subsidiaries which may guarantee the debt securities, including the terms of subordination, if any, of such guarantees. Any such guarantees will be made only by certain of our wholly-owned homebuilding subsidiaries, will be made on a joint and several basis and will be full and unconditional.

Conversion and Exchange Rights

     The prospectus supplement will describe, if applicable, the terms on which you may convert debt securities into or exchange them for common stock or other securities or property. The conversion or exchange may be mandatory or may be at your option. The prospectus supplement will describe how the number of shares of common stock or other securities or property to be received upon conversion or exchange would be calculated.

Subordination of Subordinated Debt Securities

     Unless the prospectus supplement indicates otherwise, the following provisions will apply to the subordinated debt securities. The indebtedness underlying the subordinated debt securities will be payable only if all payments due under our senior indebtedness, including any outstanding senior debt securities, have been made. If we distribute our assets to creditors upon any dissolution, winding-up, liquidation or reorganization or in bankruptcy, insolvency, receivership or similar proceedings, we must first pay all amounts due or to become due on all senior indebtedness before we pay the principal of, or any premium or interest on, the subordinated debt securities. In the event the subordinated debt securities are accelerated because of an event of default, we may not make any payment on the subordinated debt securities until we have paid all senior indebtedness or the acceleration is rescinded. If the payment of subordinated debt securities accelerates because of an event of default, we must promptly notify holders of senior indebtedness of the acceleration.

     We may not make any payment on the subordinated debt securities if a default in the payment of the principal of, premium, if any, interest, rent or other obligations, including a default under any repurchase or redemption obligation, in respect of designated senior indebtedness occurs and continues beyond any applicable grace period. We may not make any payment on the subordinated debt securities if any other default occurs and continues with respect to designated senior indebtedness that permits holders of the designated senior indebtedness to accelerate its maturity and the trustee receives a notice of such default from us, a holder of such designated senior indebtedness or other person permitted to give such notice. We may not resume payments on the subordinated debt securities until the defaults are cured or certain periods pass.

     If we experience a bankruptcy, dissolution or reorganization, holders of senior indebtedness may receive more, ratably, and holders of subordinated debt securities may receive less, ratably, than our other creditors.

     The term “designated senior indebtedness” means our obligations under any particular senior indebtedness in which the debt instrument expressly provides that the senior indebtedness will be designated senior indebtedness with respect to the subordinated debt securities. The indenture for subordinated debt securities may not limit our ability to incur additional senior indebtedness.

     Our financing agreements contain certain restrictions on our ability to incur additional senior and subordinated indebtedness.

Form, Exchange and Transfer

     We will issue debt securities only in fully registered form, without coupons, and, unless otherwise specified in the prospectus supplement, only in denominations of $1,000 and integral multiples thereof.

     The holder of a debt security may elect, subject to the terms of the indentures and the limitations applicable to global securities, to exchange them for other debt securities of the same series of any authorized denomination and of a like tenor and aggregate principal amount.

     Holders of debt securities may present them for exchange as provided above or for registration of transfer, duly endorsed or with the form of transfer duly executed, at the office of the transfer agent we designate for that purpose. We will not impose a service charge for any registration of transfer or exchange of debt securities, but we may require a payment sufficient to cover any tax or other governmental charge payable in connection with the transfer or exchange. We will name the transfer agent in the prospectus supplement. We may designate additional transfer agents or rescind the designation of any transfer agent or approve a change in the office through which any transfer agent acts, but we must maintain a transfer agent in each place in which we will pay on debt securities.

     If we redeem the debt securities, we will not be required to issue, register the transfer of or exchange any debt security during a specified period prior to mailing a notice of redemption. We are not required to register the transfer of or exchange any debt security selected for redemption, except the unredeemed portion of the debt security being redeemed.

Global Securities

     The debt securities may be represented, in whole or in part, by one or more global securities that will have an aggregate principal amount equal to that of the debt securities. Each global security will be registered in the name of a depositary identified in the prospectus supplement. We will deposit the global security with the depositary or a custodian, and the global security will bear a legend regarding the restrictions on exchanges and registration of transfer.

     No global security may be exchanged in whole or in part for debt securities registered, and no transfer of a global security in whole or in part may be registered, in the name of any person other than the depositary or any nominee of the depositary unless:

•	the depositary has notified us that it is unwilling or unable to continue as depositary; or

•	an event of default occurs and continues with respect to the debt securities.

     The depositary will determine how all securities issued in exchange for a global security will be registered.

     As long as the depositary or its nominee is the registered holder of a global security, we will consider the depositary or the nominee to be the sole owner and holder of the global security and the underlying debt securities. Except as stated above, owners of beneficial interests in a global security will not be entitled to have the global security or any debt security registered in their names, will not receive physical delivery of certificated debt securities and will not be considered to be the owners or holders of the global security or underlying debt securities. We will make all payments of principal, premium and interest on a global security to the depositary or its nominee. The laws of some jurisdictions require that some purchasers of securities take physical delivery of such securities in definitive form. These laws may prevent you from transferring your beneficial interests in a global security.

     Only institutions that have accounts with the depositary or its nominee and persons that hold beneficial interests through the depositary or its nominee may own beneficial interests in a global security. The depositary will credit, on its book-entry registration and transfer system, the respective principal amounts of debt securities represented by the global security to the accounts of its participants. Ownership of beneficial interests in a global security will be shown only on, and the transfer of those ownership interests will be effected only through, records maintained by the depositary or any such participant.

     The policies and procedures of the depositary may govern payments, transfers, exchanges and other matters relating to beneficial interests in a global security. We and the trustee assume no responsibility or liability for any aspect of the depositary’s or any participant’s records relating to, or for payments made on account of, beneficial interests in a global security.

Payment and Paying Agents

     Unless the prospectus supplement indicates otherwise, we will pay principal and any premium or interest on a debt security to the person in whose name the debt security is registered at the close of business on the regular record date for such interest.

     Unless the prospectus supplement indicates otherwise, we will pay principal and any premium or interest on the debt securities at the office of our designated paying agent, except we may pay interest by check mailed to the address of the person entitled to the payment. Unless the prospectus supplement indicates otherwise, the corporate trust office of the trustee will be the paying agent for the debt securities.

     Any other paying agents we designate for the debt securities of a particular series will be named in the prospectus supplement. We may designate additional paying agents, rescind the designation of any paying agent or approve a change in the office through which any paying agent acts, but we must maintain a paying agent in each place of payment for the debt securities.

     The paying agent will return to us all money we pay to it for the payment of the principal, premium or interest on any debt security that remains unclaimed for a specified period. Thereafter, the holder may look only to us for payment.

Consolidation, Merger and Sale of Assets

     Under the terms of the indentures, we may not consolidate or enter into a share exchange with or merge into any other person, in a transaction in which we are not the surviving corporation, or convey, transfer or lease our properties and assets substantially as an entirety to, any person, unless:

•	the successor is a corporation, limited liability company, partnership, trust or other entity organized and existing under the laws of the United States, or any state, and assumes our obligations under the debt securities and the indentures;

•	immediately after the transaction, no event of default occurs and continues; and

•	we meet the other conditions described in the indentures.

Events of Default

     Each of the following will constitute an event of default under each indenture:

•	failure to pay the principal of or any premium on any debt security when due;

•	failure to pay any interest on any debt security when due, continued for a specified number of days;

•	failure to deposit any sinking fund payment when due;

•	failure to perform any other covenant in the indenture that continues for a specified number of days after written notice has been given by the trustee or the holders of a specified percentage in aggregate principal amount of the debt securities of that series;

•	certain events in bankruptcy, insolvency or reorganization; and

•	any other event of default specified in the prospectus supplement.

     If an event of default, other than an event of default as a result of bankruptcy, insolvency or reorganization, occurs and continues, either the trustee or the holders of a specified percentage in aggregate principal amount of the outstanding securities of that series may declare the principal amount of the debt securities of that series to be immediately due and payable. If an event of default occurs as a result of certain events of bankruptcy, insolvency or reorganization, the principal amount of all the debt securities of that series will automatically become immediately due and payable. The holders of a majority in aggregate principal amount of the outstanding securities of that series may, under certain circumstances, rescind and annul the acceleration if all events of default, other than the nonpayment of accelerated principal, have been cured or waived.

     Except for certain duties in case of an event of default, the trustee will not be obligated to exercise any of its rights or powers at the request or direction of any of the holders, unless the holders have offered the trustee reasonable indemnity. If they provide this indemnification, the holders of a majority in aggregate principal amount of the outstanding securities of any series may direct the time, method and place of conducting any proceeding for any remedy available to the trustee or exercising any trust or power conferred on the trustee with respect to the debt securities of that series.

     No holder of a debt security of any series may institute any proceeding with respect to the indentures, or for the appointment of a receiver or a trustee, or for any other remedy, unless:

•	the holder has previously given the trustee written notice of a continuing event of default;

•	the holders of a specified percentage in aggregate principal amount of the outstanding securities of that series have made a written request, and the holders have offered reasonable indemnity to the trustee to institute the proceeding; and

•	the trustee has failed to institute the proceeding, and has not received a direction inconsistent with the request within a specified number of days.

     Each indenture will include a covenant requiring our officers to furnish to the trustee annually a statement as to whether, to their knowledge, we are in default under the indenture and, if so, specifying all such known defaults.

Modification and Waiver

     We and the trustee may amend the indentures with the consent of the holders of a majority in aggregate principal amount of the outstanding securities of each series affected by the amendment. However, to the extent discussed in the prospectus supplement, without the consent of each holder, we may not make any amendment that would:

•	change the stated maturity of the principal of, or any installment of principal or interest on, any debt security;

•	reduce the principal, premium or interest on any debt security;

•	reduce the amount of principal of an original issue discount security or any other debt security payable upon acceleration of the maturity;

•	change the place or currency of payment of principal, premium or interest on any debt security;

•	impair the right to enforce any payment on any debt security;

•	in the case of subordinated debt securities, modify the subordination provisions in a manner materially adverse to their holders;

•	in the case of debt securities that are convertible or exchangeable into other securities, adversely affect the right of holders to convert or exchange any of the debt securities;

•	reduce the percentage in principal amount of outstanding securities of any series for which the holders’ consent is required;

•	reduce the percentage in principal amount of outstanding securities of any series necessary for waiver of compliance with certain provisions of the indentures or for waiver of certain defaults; or

•	modify provisions with respect to modification and waiver.

     The holders of a majority in aggregate principal amount of the outstanding debt securities of any series may waive, on behalf of the holders of all debt securities of that series, our compliance with certain restrictive provisions of the indenture. The holders of a majority in principal amount of the outstanding debt securities of any series may waive any past default under the indenture with respect to debt securities of that series, except a default in the payment of principal, premium or interest on any debt security of that series or in respect of a covenant or provision of the indenture that cannot be amended without each holder’s consent.

     Except in certain limited circumstances, we may set any day as a record date for the purpose of determining the holders of outstanding securities of any series entitled to give or take any direction, notice, consent, waiver or other action under the indentures. In certain limited circumstances, the trustee may set a record date for action by holders. To be effective, the action must be taken by holders of the requisite principal amount of such debt securities within a specified period following the record date.

Defeasance and Covenant Defeasance

     To the extent stated in the prospectus supplement, we may elect to apply the provisions relating to defeasance and discharge of indebtedness, or to defeasance of certain restrictive covenants in the indentures, to the debt securities of any series.

Notices

     We will mail notices to holders of debt securities at the addresses that appear in the security register.

Title

     We may treat the person in whose name a debt security is registered as the absolute owner, whether or not such debt security may be overdue, for the purpose of making payment and for all other purposes.

Governing Law

     The indentures and the debt securities will be governed by and construed in accordance with the laws of the state of New York.

DESCRIPTION OF COMMON STOCK

General

     Under our current amended and restated articles of incorporation, we may issue up to 80,000,000 shares of our common stock. Holders of common stock are entitled to one vote per share on all matters submitted to a vote of stockholders. Subject to preferences that may apply to our preferred stock, the holders of common stock receive ratably any dividends that may be declared by the board of directors. If we are liquidated, dissolved or wound up, we must first pay all amounts we owe our creditors and then pay the full amounts required to be paid to holders of any shares of our preferred stock then outstanding before we may make any payments to holders of shares of our common stock. All holders of shares of our common stock are entitled to share ratably in any assets available for distribution to them, after all of our creditors have been satisfied and we have paid the liquidation preferences of any of our preferred stock. Holders of common stock have no preemptive rights or rights to convert their common stock into any other securities. Our common stock is neither redeemable nor subject to call. No sinking fund provisions apply to the common stock. All outstanding shares of common stock are fully paid and nonassessable.

Limitation of Liability and Indemnification

     As permitted by Maryland law, our amended and restated articles of incorporation obligates us to indemnify our present and former directors and officers to the maximum extent permitted by Maryland law. Maryland law permits a corporation to indemnify its present and former directors and officers, among others, against judgments, penalties, fines, settlements and reasonable expenses actually incurred by them in connection with any proceeding to which they may be made a party by reason of their service in those or other capacities, unless it is established that:

•	the act or omission of the director or officer was material to the matter giving rise to such proceeding and was committed in bad faith or was the result of active and deliberate dishonesty,

•	the director or officer actually received an improper personal benefit in money, property or services, or

•	in the case of any criminal proceeding, the director or officer had reasonable cause to believe that the act or omission was unlawful.

     As permitted by Maryland law, our amended and restated articles of incorporation limits the liability of our directors and officers to us and our stockholders for money damages, except to the extent that:

•	the person actually received an improper benefit or profit in money, property or services, or

•	a judgment or other final adjudication is entered in a proceeding based on a finding that the person’s action, or failure to act, was the result of active and deliberate dishonesty and was material to the cause of action adjudicated in the proceeding.

     As a result of these provisions, we and our stockholders may be unable to obtain monetary damages from a director for breach of his of her duty of care.

Possible Anti-Takeover Effects

     Special Meetings. Our bylaws provide that special meetings of our stockholders may only be called by a majority of our board, the chairman of our board, our president or holders of a majority of our outstanding voting stock. These provisions may make it more difficult for stockholders to take an action that our board opposes.

     Advance Notice Provisions. Our bylaws establish an advance written notice procedure for stockholders seeking:

•	to nominate candidates for election as directors at any annual meeting of stockholders; and

•	to bring business before an annual meeting of our stockholders.

     Our bylaws provide that only persons who are nominated by our board or by a stockholder who has given timely written notice to our secretary before the meeting to elect directors will be eligible for election as our directors. Our bylaws also provide that any matter to be presented at any meeting of stockholders must be presented either by our board or by a stockholder in compliance with the procedures in our bylaws. A stockholder must give timely written notice to our secretary of its intention to present a matter before an annual meeting of stockholders. Our board then will consider whether the matter is one that is appropriate for consideration by our stockholders under Maryland corporate law and the SEC’s rules.

     To be timely, we must receive any stockholder notice at least 75 days before the meeting. A stockholder’s notice must also contain the information specified in the bylaws. These provisions may prevent or deter some stockholders from bringing matters before a stockholders’ meeting or from making nominations for directors at an annual meeting.

     Business Combinations. Maryland law prohibits specified “business combinations” between a Maryland corporation and an “interested stockholder.” These business combinations include a merger, consolidation, share exchange, an asset transfer or issuance or reclassification of equity securities. Interested stockholders are either:

•	anyone who beneficially owns 10% or more of the voting power of the corporation’s shares; or

•	an affiliate or associate of the corporation who was the beneficial owner, directly or indirectly, of 10% or more of the voting power of the then outstanding stock of the corporation at any time within the two-year period immediately prior to the date in question.

     Business combinations with an interested stockholder or any affiliate of the interested stockholder are prohibited for five years after the most recent date on which the interested stockholder became an interested stockholder. Thereafter, any business combinations with the interested stockholder must be recommended by the board of directors of the corporation and approved by the vote of:

•	at least 80% of the votes entitled to be cast by all holders of voting shares of the corporation’s voting shares; and

•	at least 66-2/3% of the votes entitled to be cast by all holders of the corporation’s voting other than voting shares held by the interested stockholder or an affiliate or associate of the interested stockholder.

However, these special voting requirements do not apply if the corporation’s stockholders receive a minimum price for their shares, as specified in the statute, and the consideration is received in cash or in the same form previously paid by the interested stockholder for its shares.

     This business combination statute does not apply to business combinations that are approved or exempted by the corporation’s board of directors prior to the time that the interested stockholder becomes an interested stockholder. The statute also does not apply to stockholders that acquired 10% or more of the corporation’s voting shares in a transaction approved by the corporation’s board of directors. A Maryland corporation may adopt an amendment to its charter electing not to be subject to these special voting requirements. Any amendment would have to be approved by at least 80% of the votes entitled to be cast by all holders of outstanding shares of voting stock and 66-2/3% of the votes entitled to be cast by holders of outstanding shares of voting stock who are not interested stockholders. We have elected to be generally subject to this statute.

     Control Share Acquisitions. Maryland law provides that “control shares” of a Maryland corporation acquired in a “control share acquisition” have no voting rights unless approved by a vote of two-thirds of the votes entitled to be cast on the matter, excluding shares owned by the acquiror or by the corporation’s officers or directors who are employees of the corporation. Control shares are shares of voting stock which, if aggregated with all other shares of stock previously acquired, would entitle the acquiror to exercise voting power in electing directors within one of the following ranges of voting power:

•	10% or more but less than 33-1/3%;

•	33-1/3% or more but less than a majority; or

•	a majority of all voting power.

     Control shares do not include shares of stock an acquiring person is entitled to vote as a result of having previously obtained stockholder approval. A control share acquisition generally means the acquisition of, ownership of or the power to direct the exercise of voting power with respect to, control shares.

     A person who has made or proposes to make a “control share acquisition,” under specified conditions, including an undertaking to pay expenses, may require the board of directors to call a special stockholders’ meeting to consider the voting rights of the shares. The meeting must be held within 50 days of the demand. If no request for a meeting is made, the corporation may itself present the question at any stockholders’ meeting.

     If voting rights are not approved at the meeting or if the acquiring person does not deliver an acquiring person statement as permitted by the statute, the corporation generally may redeem any or all of the control shares, except those for which voting rights have previously been approved. This redemption of shares must be for fair value, determined without regard to voting rights as of the date of the last control share acquisition or of any stockholders’ meeting at which the voting rights of the shares are considered and not approved. If voting rights for “control shares” are approved at a stockholders’ meeting and the acquiror becomes entitled to vote a majority of the shares entitled to vote, all other stockholders may exercise appraisal rights. The fair value of the stock determined for purposes of appraisal rights may not be less than the highest price per share paid in the control share acquisition. The limitations and restrictions otherwise applicable to the exercise of dissenters’ rights do not apply in the context of a “control share acquisition.”

     The control share acquisition statute does not apply to stock acquired in a merger, consolidation or share exchange if the corporation is a party to the transaction, or to acquisitions previously approved or exempted by a provision in the charter or bylaws of the corporation.

Rights Plan

     Our board of directors has adopted a rights plan. As a result, we issued one common share purchase right for each outstanding share of common stock. One common share purchase right will be issued for each additional share of common stock that we issue. Each right entitles the holder to purchase one share of common stock at an exercise price of $17.50. The rights become exercisable 10 business days after any party acquires or announces an offer to acquire 20 percent or more of our common stock. The rights expire on January 13, 2007. The rights are redeemable at $0.0025 per right at any time before 10 business days following the time that any party acquires 20 percent or more of our common stock. In the event we enter into a merger or other business combination, or if we sell a substantial amount of our assets after the time that the rights become exercisable, the rights provide that the holder will receive, upon exercise, shares of the common stock of the surviving or acquiring company having a market value of twice the exercise price.

DESCRIPTION OF PREFERRED STOCK

     Our board is authorized to classify or reclassify any unissued portion of our authorized shares of common stock to provide for the issuance of shares of other classes or series, including preferred stock in one or more series. We may issue preferred stock from time to time in one or more classes or series, with the exact terms of each class or series established by our board. Without seeking stockholder approval, our board may issue preferred stock with voting and other rights that could adversely affect the voting power of the holders of our common stock.

     The rights, preferences, privileges and restrictions of the preferred stock of each series will be fixed by the articles supplementary relating to each series. A prospectus supplement relating to each series will specify the terms of the preferred stock, including:

•	the maximum number of shares in the series and the distinctive designation;

•	the terms on which dividends, if any, will be paid;

•	the terms on which the shares may be redeemed, if at all;

•	the liquidation preference, if any;

•	the terms of any retirement or sinking fund for the purchase or redemption of the shares of the series;

•	the terms and conditions, if any, on which the shares of the series shall be convertible into, or exchangeable for, shares of any other class or classes of capital stock;

•	the voting rights, if any, on the shares of the series; and

•	any or all other preferences and relative, participating, operational or other special rights or qualifications, limitations or restrictions of the shares.

     The issuance of preferred stock may delay, deter or prevent a change in control.

     We will describe the specific terms of a particular series of preferred stock in the prospectus supplement relating to that series. The description of preferred stock above and the description of the terms of a particular series of preferred stock in the prospectus supplement are not complete. You should refer to the applicable articles supplementary for complete information. The prospectus supplement will contain a description of U.S. federal income tax consequences relating to the preferred stock.

DESCRIPTION OF DEPOSITARY SHARES

     The description below and in the prospectus supplement is not complete. You should read the forms of deposit agreement and depositary receipts filed with the SEC in connection with the offering of each series of the preferred stock described below.

General

     We may, at our option, elect to offer fractional interests in shares of preferred stock, rather than shares of preferred stock. If we exercise that option, we will provide for a depositary to issue receipts for depositary shares, each of which will represent a fractional interest in a share of preferred stock.

     The shares of preferred stock underlying the depositary shares will be deposited under a separate deposit agreement between us and a bank or trust company depositary that has its principal office in the U.S. The prospectus supplement will include the name and address of the depositary. Subject to the terms of the deposit agreement, each owner of a depositary share will be entitled, in proportion to the applicable fractional interest in a share of preferred stock, to all the rights and preferences of the underlying preferred stock, including dividend, voting, redemption, conversion and liquidation rights. Depositary receipts will be issued for depositary shares.

     The depositary may issue temporary depositary receipts substantially identical to, and entitling the holders to all the rights pertaining to, the definitive depositary receipts. Definitive depositary receipts will then be prepared thereafter and temporary depositary receipts may be exchanged for definitive depositary receipts at our expense.

     Upon surrender of depositary receipts and payment of the charges provided in the deposit agreement, the depositary will deliver the whole shares of preferred stock underlying the depositary shares.

Dividends and Other Distributions

     The depositary will distribute all cash dividends or other cash distributions on the preferred stock, rounded to the nearest cent, to the record holders of depositary shares in proportion to the numbers of such depositary shares owned by them on the relevant record date. Fractions of one cent not so distributed will be added to the next sum received by the depositary for distribution to record holders of depositary shares.

     In the event of a non-cash distribution, the depositary will, if feasible, distribute property received by it to the record holders of depositary shares entitled to them. If the distribution is not feasible, the depositary may sell the property and distribute the net proceeds to such holders.

Redemption of Depositary Shares

     If we redeem the preferred stock underlying the depositary shares, the depositary will redeem the depositary shares from the proceeds of the redemption of the preferred stock held by the depositary. The depositary will mail notice of redemption not less than 30 or more than 60 days prior to the date fixed for redemption to the record holders of the depositary shares. The redemption price per depositary share will be equal to the applicable fraction of the redemption price per share payable with respect to the preferred stock. Whenever we redeem shares of preferred stock held by the depositary, the depositary will redeem the corresponding depositary shares as of the same redemption date. If less than all the depositary shares are to be redeemed, the depositary will select by lot or pro rata which depositary shares will be redeemed.

     After the redemption, the depositary shares called for redemption will no longer be deemed to be outstanding. All rights of the holders of the depositary shares will cease, except the right to receive the money or other property to which the holders are entitled upon redemption and surrender of the depositary receipts for their depositary shares.

Voting the Preferred Stock

     The depositary will mail to the holders of depositary shares the information contained in any notice of meeting at which the holders of preferred stock are entitled to vote. Each record holder of depositary shares on the record date for the preferred stock may instruct the depositary to exercise its voting rights with respect to the depositary shares. The depositary will attempt to vote the number of shares of preferred stock underlying such depositary shares in accordance with these instructions. We will agree to take any action required to enable the depositary to vote the depositary shares. The depositary will abstain from voting shares of preferred stock to the extent it does not receive instructions from the holders of depositary shares relating to that preferred stock.

Amendment and Termination of the Deposit Agreement

     We and the depositary may amend the form of depositary receipt and any provision of the deposit agreement at any time. However, neither of us can make any amendment that would materially and adversely alter the rights of the existing holders of depositary shares without approval by the record holders of at least a majority of the outstanding depositary shares. We or the depositary may terminate a deposit agreement only if:

•	all outstanding depositary shares relating thereto have been redeemed; or

•	there has been a final distribution to the holders of preferred stock and to the holders of the related depositary shares in the event of our liquidation, dissolution or winding up.

Charges of Depositary

     We will pay all transfer and other taxes and governmental charges arising solely from the depositary arrangements. We will pay charges of the depositary in connection with the initial deposit of the preferred stock and any redemption of the preferred stock. Holders of depositary shares will pay transfer and other taxes and governmental charges and any other charges listed in the deposit agreement as holders’ charges.

Miscellaneous

     The depositary will forward to the holders of depositary shares all reports and communications that we are required to furnish to the holders of the preferred stock.

     Neither the depositary nor Ryland will be liable if the law or any circumstance beyond its control prevents it from performing its obligations under the deposit agreement. Ryland and the depositary will be required only to perform their duties in good faith. They will not be obligated to prosecute or defend any legal proceeding regarding any depositary shares or preferred stock unless the holders of those securities provide them with satisfactory indemnity. They may rely on written advice of counsel or accountants, or information provided by persons presenting preferred stock for deposit, holders of depositary shares or other persons believed to be competent and on documents believed to be genuine.

Resignation and Removal of Depositary

     The depositary may resign at any time by delivering notice to us, and we may at any time remove the depositary. Any such resignation or removal will take effect when a successor depositary is established.

DESCRIPTION OF STOCK PURCHASE UNITS
AND STOCK PURCHASE CONTRACTS

     The following summarizes the general terms of stock purchase units and stock purchase contracts we may issue. The particular terms of any stock purchase units or stock purchase contracts we offer will be described in the prospectus supplement. This description is subject to the stock purchase contracts, and any collateral arrangements and depositary arrangements, relating to the stock purchase or stock purchase contracts.

     We may issue stock purchase contracts, including contracts obligating holders to purchase from us, and us to sell to the holders, a specified number of shares of common stock or preferred stock at a future date or dates. We may fix the consideration per share of common stock or preferred stock at the time we issue the stock purchase contracts, or the consideration may be determined by referring to a specific formula stated in the stock purchase contracts. We may issue the stock purchase contracts separately or as a part of stock purchase units consisting of a stock purchase contract and debt securities, preferred securities or debt obligations of third parties, including U.S. Treasury securities, which secure the holders’ obligations to purchase the common stock or preferred stock under the stock purchase contracts. The stock purchase contracts may require us to make periodic payments to the holders of the stock purchase units or vice versa. These payments may be unsecured or prefunded on some basis. The stock purchase contracts may require holders to secure their obligations in a specified manner.

DESCRIPTION OF WARRANTS TO PURCHASE DEBT SECURITIES

     The following summarizes the terms of the debt warrants we may offer. The debt warrants will be subject to the detailed provisions of a debt warrant agreement that we will enter into with a debt warrant agent we select at the time of issue.

General

     We may issue debt warrants evidenced by debt warrant certificates independently or together with any securities offered by any prospectus supplement. If we offer debt warrants, the prospectus supplement will describe the terms of the warrants, including:

•	the offering price, if any;

•	the designation, aggregate principal amount and terms of the debt securities purchasable upon exercise of the warrants and the terms of the indenture under which the debt securities will be issued;

•	if applicable, the designation and terms of the debt securities with which the debt warrants are issued and the number of debt warrants issued with each debt security;

•	if applicable, the date on and after which the debt warrants and the related securities will be separately transferable;

•	the principal amount of debt securities purchasable upon exercise of one debt warrant and the price at which the principal amount of debt securities may be purchased upon exercise;

•	the dates on which the right to exercise the debt warrants begins and expires;

•	U.S. federal income tax consequences;

•	whether the warrants represented by the debt warrant certificates will be issued in registered or bearer form;

•	the currencies in which the offering price and exercise price are payable; and

•	if applicable, any antidilution provisions.

     You may exchange debt warrant certificates for new debt warrant certificates of different denominations and may present debt warrant certificates for registration of transfer at the corporate trust office of the debt warrant agent, which will be listed in the prospectus supplement. Warrantholders do not have any of the rights of holders of debt securities, except to the extent that the consent of warrantholders may be required for certain modifications of the terms of an indenture or form of the debt security, as the case may be, and the series of debt securities issuable upon exercise of the debt warrants. In addition, warrantholders are not entitled to payments of principal of and interest, if any, on the debt securities.

Exercise of Debt Warrants

     You may exercise debt warrants by surrendering the debt warrant certificate at the corporate trust office of the debt warrant agent, with payment in full of the exercise price. Upon the exercise of debt warrants, the debt warrant agent will, as soon as practicable, deliver the debt securities in authorized denominations in accordance with your instructions and at your sole cost and risk. If less than all the debt warrants evidenced by the debt warrant certificate are exercised, the agent will issue a new debt warrant certificate for the remaining amount of debt warrants.

DESCRIPTION OF WARRANTS TO PURCHASE
COMMON STOCK OR PREFERRED STOCK

     The following summarizes the terms of common stock warrants and preferred stock warrants we may issue. This description is subject to the detailed provisions of a stock warrant agreement that we will enter into between us and a stock warrant agent we select at the time of issue.

General

     We may issue stock warrants evidenced by stock warrant certificates under a stock warrant agreement independently or together with any securities we offer by any prospectus supplement. If we offer stock warrants, the prospectus supplement will describe the terms of the stock warrants, including:

•	the offering price, if any;

•	if applicable, the designation and terms of the preferred stock purchasable upon exercise of the preferred stock warrants;

•	the number of shares of common or preferred stock purchasable upon exercise of one stock warrant and the initial price at which the shares may be purchased upon exercise;

•	the dates on which the right to exercise the stock warrants begins and expires;

•	U.S. federal income tax consequences;

•	call provisions, if any;

•	the currencies in which the offering price and exercise price are payable; and

•	if applicable, the antidilution provisions of the stock warrants.

     The shares of common stock or preferred stock we issue upon exercise of the stock warrants will, when issued in accordance with the stock warrant agreement, be validly issued, fully paid and nonassessable.

Exercise of Stock Warrants

     You may exercise stock warrants by surrendering to the stock warrant agent the stock warrant certificate, which indicates your election to exercise all or a portion of the stock warrants evidenced by the certificate. Surrendered stock warrant certificates must be accompanied by payment of the exercise price in the form of cash or a check. The stock warrant agent will deliver certificates evidencing duly exercised stock warrants to the transfer agent. Upon receipt of the certificates, the transfer agent will deliver a certificate representing the number of shares of common stock or preferred stock purchased. If you exercise fewer than all the stock warrants evidenced by any certificate, the stock warrant agent will deliver a new stock warrant certificate representing the unexercised stock warrants.

No Rights as Stockholders

     Holders of stock warrants are not entitled to vote, to consent, to receive dividends or to receive notice as stockholders with respect to any meeting of stockholders, or to exercise any rights whatsoever as stockholders of Ryland.

PLAN OF DISTRIBUTION

     We may sell the securities through underwriters or dealers, through agents, or directly to one or more purchasers. The applicable prospectus supplement will describe the terms of the offering of the securities, including:

•	the name or names of any underwriters, if any;

•	the purchase price of the securities and the proceeds we will receive from the sale;

•	any underwriting discounts and other items constituting underwriters’ compensation;

•	any initial public offering price;

•	any discounts or concessions allowed or reallowed or paid to dealers; and

•	any securities exchange or market on which the securities may be listed.

     Only underwriters named in the prospectus supplement are underwriters of the securities offered by the prospectus supplement.

     If underwriters are used in the sale, they will acquire the securities for their own account and may resell them from time to time in one or more transactions at a fixed public offering price or at varying prices determined at the time of sale. We may offer the securities to the public through underwriting syndicates represented by managing underwriters or by underwriters without a syndicate. Subject to certain conditions, the underwriters will be obligated to purchase all the securities of the series offered by the prospectus supplement. Any public offering price and any discounts or concessions allowed or reallowed or paid to dealers may change from time to time.

     We may sell securities directly or through agents we designate from time to time. We will name any agent involved in the offering and sale of securities and we will describe any commissions we will pay the agent in the prospectus supplement. Unless the prospectus supplement states otherwise, our agent will act on a best-efforts basis for the period of its appointment.

     We may authorize agents or underwriters to solicit offers by certain types of institutional investors to purchase securities from us at the public offering price set forth in the prospectus supplement pursuant to delayed delivery contracts providing for payment and delivery on a specified date in the future. We will describe the conditions to these contracts and the commissions we must pay for solicitation of these contracts in the prospectus supplement.

     We may provide agents and underwriters with indemnification against certain civil liabilities, including liabilities under the Securities Act, or contribution with respect to payments that the agents or underwriters may make with respect to such liabilities. Agents and underwriters may engage in transactions with, or perform services for, us in the ordinary course of business.

     All securities we offer other than common stock will be new issues of securities with no established trading market. Any underwriters may make a market in these securities, but will not be obligated to do so and may discontinue any market making at any time without notice. We cannot guarantee the liquidity of the trading markets for any securities.

LEGAL MATTERS

     DLA Piper Rudnick Gray Cary US LLP will provide us with an opinion as to legal matters in connection with the securities we are offering.

EXPERTS

      The consolidated financial statements of The Ryland Group, Inc. incorporated by reference in The Ryland Group, Inc.’s Annual Report (Form 10-K) for the year ended December 31, 2003, as amended, and the related financial statement schedule included therein, and the consolidated financial statements of The Ryland Group, Inc. included in The Ryland Group, Inc.’s Current Report (Form 8-K) filed with the Securities and Exchange Commission on December 20, 2004, have been audited by Ernst & Young LLP, independent registered public accounting firm, as set forth in their reports thereon included or incorporated by reference therein and incorporated herein by reference. Such consolidated financial statements and schedule are incorporated herein by reference in reliance upon such reports given on the authority of such firm as experts in accounting and auditing.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

14. Other Expenses of Issuance and Distribution

     The following table shows the estimated costs and expenses, other than underwriting discounts, payable by the registrants in connection with the offering of the securities being registered.

Securities and Exchange Commission registration fee		$41,195
National Association of Securities Dealers, Inc. filing fee		*
New York Stock Exchange listing fee		*
Transfer agent’s and registrar’s fees		*
Legal fees and expenses		*
Accounting fees and expenses		*
Miscellaneous fees and expenses		*

Total	$	*

*	To be provided by amendment.

15. Indemnification of Directors and Officers

     As permitted by the Maryland General Corporation Law (“MGCL”), Article Eighth, Paragraph (8) of The Ryland Group, Inc.’s Amended and Restated Charter (the “Charter”), provides for indemnification of directors and officers of The Ryland Group, Inc., as follows:

     (8) The Corporation shall indemnify its directors and officers, in all capacities in which such directors and officers serve the Corporation, to the full extent required or permitted by the General Laws of the State of Maryland now or hereafter in force, including the advance of expenses under the procedures and to the full extent permitted by law. The Corporation shall indemnify other employees and agents, in all capacities in which such employees and agents serve the Corporation, to such extent as shall be authorized by the Board of Directors or the By-laws and be permitted by law. The foregoing shall not limit in any manner the authority of the Corporation to indemnify directors, officers, employees or agents of the Corporation to the extent authorized by the Board of Directors or the stockholders and permitted by law. The Board of Directors may take such action as is necessary to carry out these provisions and is expressly empowered to adopt, approve and amend from time to time such By-laws, resolutions or contracts implementing these provisions or such further indemnification arrangements as may be permitted by law. No amendment or repeal of this Article EIGHTH, paragraph 8 of the Corporation’s Charter shall apply to or have any effect on any right to indemnification provided hereunder with respect to acts or omissions occurring prior to such amendment or repeal.

     The MGCL permits a corporation to indemnify its directors and officers (which include any person who is, or was, serving at the request of the corporation as a director, officer, partner, trustee, employee, or agent of another foreign or domestic corporation, partnership, joint venture, trust, other enterprise, or employee benefit plan), among others, against judgments, penalties, fines, settlements and reasonable expenses actually incurred by them in connection with any proceedings to which they may be a party by reason of their service in those or other capacities, unless it is established that (a) the act or omission of the director or officer was material to the matter giving rise to such proceedings and (i) was committed in bad faith or (ii) was the result of active and deliberate dishonesty, (b) the director or officer actually received an improper personal benefit in money, property or services, or (c) in the case of any criminal proceedings, the director or officer had reasonable cause to believe that the action or omission was unlawful.

     As permitted by the MGCL, Article Ninth of the Charter provides for limitation of liability of directors and officers of The Ryland Group, Inc., as follows:

To the fullest extent permitted by Maryland statutory or decisional law, as amended or interpreted, no director or officer of this Corporation shall be personally liable to the Corporation or its stockholders for money damages. No amendment of the Charter of the Corporation or repeal of any of its provisions shall limit or eliminate the benefits provided to directors and officers under this provision with respect to any act or omission which occurred prior to such amendment or repeal.

     The MGCL permits the charter of a Maryland corporation to include a provision limiting the liability of its directors and officers to the corporation and its stockholders for money damages, except to the extent that (i) the person actually received an improper benefit or profit in money, property or services or (ii) a judgment or other final adjudication is entered in a proceeding based on a finding that the person’s action, or failure to act, was the result of active and deliberate dishonesty and was material to the cause of action adjudicated in the proceeding.

     As permitted under Section 2-418(k) of the MGCL, The Ryland Group, Inc. has purchased and maintains insurance on behalf of its directors and officers against any liability asserted against such directors and officers in their capacities as such, whether or not The Ryland Group, Inc. would have the power to indemnify such persons under the provisions of Maryland law governing indemnification.

16. Exhibits

     A list of exhibits filed herewith is contained in the exhibit index that immediately precedes such exhibits and is incorporated herein by reference.

17. Undertakings

     A. The undersigned registrants hereby undertake:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)	To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii)	To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high and of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price, set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii)	To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that paragraphs (i) and (ii) above do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference into the registration statement.

(2)	That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered that remain unsold at the termination of the offering.

     B. The undersigned registrants hereby undertake that, for purposes of determining any liability under the Securities Act, each filing of The Ryland Group Inc.’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     C. Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrants have been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable. If a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrants will, unless in the opinion of counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by them is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

     D. To file an application for the purpose of determining the eligibility of the trustee to act under subsection (a) of Section 310 of the Trust Indenture Act in accordance with the rules and regulations prescribed by the Commission under Section 305(b)(2) of the Trust Indenture Act.

SIGNATURES

On behalf of the Registrant

     Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant certifies that it has reasonable grounds to believe that it meets all the requirements for filing on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Calabasas, State of California, on December 30, 2004.

THE RYLAND GROUP, INC.
By:	/s/ Gordon A. Milne
Gordon A. Milne
Executive Vice President and Chief Financial Officer

     Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed below by the following persons in the capacities and on the date indicated.

Name	Title	Date
*	Chairman, President and Chief
Executive Officer (Principal
R. Chad Dreier	Executive Officer)	December 30, 2004

/s/ Gordon A. Milne	Executive Vice President and Chief
Financial Officer (Principal Financial
Gordon A. Milne	Officer)	December 30, 2004

/s/ David L. Fristoe	Senior Vice President and Chief
Accounting Officer (Principal
David L. Fristoe	Accounting Officer)	December 30, 2004

*
Daniel T. Bane	Director	December 30, 2004

*
Leslie M. Frécon	Director	December 30, 2004

Name	Title	Date
*
Roland A. Hernandez	Director	December 30, 2004

*
William L. Jews	Director	December 30, 2004

*
Ned Mansour	Director	December 30, 2004

*
Robert E. Mellor	Director	December 30, 2004

*
Norman Metcalfe	Director	December 30, 2004

*
Charlotte St. Martin	Director	December 30, 2004

*
Paul J. Varello	Director	December 30, 2004

*
John O. Wilson	Director	December 30, 2004

* By: /s/ Gordon A. Milne

Attorney-in-Fact

On behalf of the Co-Registrants:

     Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant certifies that it has reasonable grounds to believe that it meets all the requirements for filing on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Calabasas, State of California, on December 30, 2004.

CONVEST MANAGEMENT CORPORATION (1)
RH AT EMORY GROVE, LLC (3)
RH BUILDERS OF INDIANA, INC. (1)
RH OF INDIANA, L.P. (4)
RH OF TEXAS LIMITED PARTNERSHIP (6)
RYLAND COMMUNITIES, INC. (1)
RYLAND HOMES INVESTMENT-TEXAS, INC. (1)
RYLAND HOMES OF TEXAS, INC. (1)
RYLAND HOMES OF CALIFORNIA, INC. (1)
RYLAND VENTURES, INC. (1)
RYLAND VENTURES III, INC. (1)
THE REGENCY ORGANIZATION, INC. (1)
MOORE’S ORCHARD, LLC (2)
RH AT MOUNT HEBRON, LLC (2)
RH INVESTMENT OF INDIANA, INC. (1)
RH OF MARYLAND, LLC (5)
RH ORGANIZATION, INC. (1)
RYLAND GOLF COURSE AT THE COLONY, INC. (1)
RYLAND HOMES NEVADA, LLC (7)
RYLAND HOMES OF ARIZONA, INC. (1)
RYLAND ORGANIZATION COMPANY (1)
RYLAND VENTURES II, INC. (1)
RYLAND VENTURES IV, INC. (1)
THE RYLAND CORPORATION (1)

(1)	By:
/s/ Cathey S. Lowe
Name: Cathey S. Lowe
Title: Treasurer

(2)	By:	Ryland Ventures III, Inc.
Its: General Manager

By:
/s/ Cathey S. Lowe
Name: Cathey S. Lowe
Title: Treasurer

(3)	By:	Ryland Ventures III, Inc.
Its: Managing Member

By:
/s/ Cathey S. Lowe
Name: Cathey S. Lowe
Title: Treasurer

(4)	By:	RH Builders of Indiana, Inc.
Its: General Partner

By:
/s/ Cathey S. Lowe
Name: Cathey S. Lowe
Title: Treasurer

(5)	By:	Ryland Ventures, Inc.
Its: General Manager

By:
/s/ Cathey S. Lowe
Name: Cathey S. Lowe
Title: Treasurer

(6)	By:	Ryland Homes of Texas, Inc.
Its: General Partner

By:
/s/ Cathey S. Lowe
Name: Cathey S. Lowe
Title: Treasurer

(7)	By:	The Ryland Group, Inc.
Its: General Partner

By:
/s/ Cathey S. Lowe
Name: Cathey S. Lowe
Title: Treasurer

     Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed below by the following persons in the capacities and on the dates indicated.

CONVEST MANAGEMENT CORPORATION (1)
RH AT EMORY GROVE, LLC (3)
RH BUILDERS OF INDIANA, INC. (5)
RH OF INDIANA, L.P. (7)
RH OF TEXAS LIMITED PARTNERSHIP (9)
RYLAND COMMUNITIES, INC. (11)
RYLAND HOMES INVESTMENT-TEXAS, INC. (13)
RYLAND HOMES OF TEXAS, INC. (15)
RYLAND HOMES OF CALIFORNIA, INC. (17)
RYLAND VENTURES, INC. (19)
RYLAND VENTURES III, INC. (21)
THE REGENCY ORGANIZATION, INC. (23)
MOORE’S ORCHARD, LLC (2)
RH AT MOUNT HEBRON, LLC (4)
RH INVESTMENT OF INDIANA, INC. (6)
RH OF MARYLAND, LLC (8)
RH ORGANIZATION, INC. (10)
RYLAND GOLF COURSE AT THE COLONY, INC. (12)
RYLAND HOMES NEVADA, LLC (14)
RYLAND HOMES OF ARIZONA, INC. (16)
RYLAND ORGANIZATION COMPANY (18)
RYLAND VENTURES II, INC. (20)
RYLAND VENTURES IV, INC. (22)
THE RYLAND CORPORATION (24)

Name	Title	Date

*	President (Chief Executive Officer) and	December 30, 2004
Mark L. Beisswanger	Director of (1), (12), (16), (17)

*	President (Chief Executive Officer)	December 30, 2004
Kipling W. Scott	and Director of (5), (6), (13), (15), (19), (22)

*	President (Chief Executive Officer)	December 30, 2004
Larry T. Nicholson	and Director of (11), (20), (23)

/s/ Gordon A. Milne	President (Chief Executive Officer)	December 30, 2004
Gordon A. Milne	and Director of (10) and President (Chief Executive Officer), Director and Chief Financial Officer of (18) and (24)

* Timothy J. Geckle	Director of (1), (5), (6), (10)-(13), (15)-(24)	December 30, 2004

Name	Title	Date

/s/ Cathey S. Lowe Cathey S. Lowe	Treasurer (Chief Financial Officer) and Controller of (1), (5), (6), (10)-(13), (15)-(17), (19)-(23), Controller only of (18)	December 30, 2004

/s/ David L. Fristoe	Senior Vice President, Chief	December 30, 2004
David L. Fristoe	Accounting Officer and Controller (Controller) of (24)

* By: /s/ Gordon A. Milne

Attorney-in-Fact

Exhibit Index

Exhibit No.	Description
1.1*	Underwriting Agreement Basic Provisions

3.1**	Charter of The Ryland Group, Inc.

3.2***	Bylaws of The Ryland Group, Inc.

3.3****	Form of Articles of Incorporation used (with variations) by co-registrants that are incorporated in Arizona

3.4****	Form of Articles of Incorporation used (with variations) by co-registrants that are incorporated in California

3.5****	Form of Certificate of Incorporation used (with variations) by co-registrants that are incorporated in Delaware

3.6****	Form of Articles of Incorporation used (with variations) by co-registrants that are incorporated in Florida

3.7****	Form of Articles of Incorporation used (with variations) by co-registrants that are incorporated in Indiana

3.8****	Form of Articles of Incorporation used (with variations) by co-registrants that are incorporated in Maryland

3.9****	Form of Articles of Incorporation used (with variations) by co-registrants that are incorporated in Texas

3.10****	Form of By-laws used (with variations) by Ryland Ventures, Inc., Ryland Homes Investment - Texas, Inc. and Ryland Ventures III, Inc.

3.11****	Form of By-Laws used (with variations) by Ryland Homes of Arizona, Inc., Ryland Communities, Inc., Ryland Homes of Texas, Inc. and RH Investment of Indiana, Inc.

3.12****	Form of By-Laws used (with variations) by The Ryland Corporation, RH Builders of Indiana, Inc., Ryland Golf Course At The Colony, Inc., RH Organization, Inc., Ryland Ventures II, Inc. and Ryland Ventures IV, Inc.

3.13****	By-laws of Ryland Homes of California, Inc.

3.14****	By-laws of Convest Management Corporation

3.15****	By-laws of The Regency Organization, Inc.

3.16****	Form of Articles of Organization used (with variations) by registrants that are limited liability companies in Maryland

3.17****	Articles of Organization of Moore’s Orchard, LLC

3.18****	Form of Operating Agreement used (with variations) by registrants that are limited liability companies in Maryland

3.19****	Certificate of Formation of Ryland Homes Nevada, LLC, a Delaware limited liability company

3.20****	Form of Operating Agreement used (with variations) by registrants that are limited liability companies in Delaware

3.21****	Operating Agreement of RH at Emory Grove, LLC

3.22****	Form of Certificate of Limited Partnership used (with variations) for a limited partnership

3.23****	Limited Partnership Agreement of RH of Indiana, L.P.

3.24****	Amended and Restated Agreement of Limited Partnership for RH of Texas Limited Partnership

4.1*****	Rights Agreement dated as of October 18, 1996 between The Ryland Group, Inc., and Mellon Investor Services LLC, as amended

4.2†	Indenture dated as of June 28, 1996 between The Ryland Group, Inc. and JPMorgan Chase Bank, N.A., formerly known as The Chase Manhattan Bank

4.3††	Indenture dated as of June 12, 2001 between The Ryland Group, Inc. and SunTrust Bank

4.4	Form of Supplemental Indenture relating to Guarantees

Exhibit No.	Description
4.5†††	Form of Deposit Agreement

4.6†††	Form of Stock Purchase Contract

4.7†††	Form of Stock Warrant Provisions

5.1****	Opinion of DLA Piper Rudnick Gray Cary US LLP

12.1††††	Computation of Ratio of Earnings to Fixed Charges

23.1	Consent of Ernst & Young LLP, independent registered public accounting firm

23.2****	Consent of DLA Piper Rudnick Gray Cary US LLP (included in Exhibit 5.1)

24.1****	Powers of Attorney of The Ryland Group, Inc.

24.2****	Powers of Attorney of co-registrants

25.1****	Statement of Eligibility and Qualification on Form T-1 of JPMorgan Chase Bank, N.A., formerly known as The Chase Manhattan Bank

25.2****	Statement of Eligibility and Qualification on Form T-1 of SunTrust Bank

*	Incorporated by reference to our Form 8-K filed July 2, 1996.

**	Incorporated by reference to our Form 10-K for the year ended December 31, 1989 and Form 8-K filed September 12, 1989.

***	Incorporated by reference to our Form 10-K for the year ended December 31, 1996.

****	Previously filed.

*****	Incorporated by reference to our Form 8-K filed October 24, 1996.

†	Incorporated by reference to our Post-Effective Amendment No. 1 to our Registration Statement on Form S-3 (No. 33-50933) filed May 15, 1996.

††	Incorporated by reference to our Form 8-K filed June 13, 2001.

†††	To be filed by amendment or as an exhibit to a report pursuant to Section 13(a), 13(c) or 15(d) of the Exchange Act.

††††	Incorporated by reference to our Quarterly Report on Form 10-Q for the three months ended September 30, 2004.